Exhibit 10.20

CONSULTING SERVICE AGREEMENT

BETWEEN

WUHAN BLOWER CO., LTD.

AND

STANDARD CHARTERED CORPORATE ADVISORY CO. (BEIJING), LTD.

CONTENT

1.	SERVICE	3

2.	UNDERTAKINGS OF BORROWER	3

3.	ADVISORY FEE	4

4.	TERM AND TERMINATION	5

5.	CONFIDENTIALITY	5

6.	FORCE MAJEURE	7

7.	ENTIRE AGREEMENT	7

8.	AMENDMENT	7

9.	NOTICE	7

10.	ASSIGNMENT	9

11.	GOVERNING LAW	9

12.	DISPUTE RESOLUTION	9

13.	HEADINGS	9

14.	WAIVER	9

15.	SEVERABILITY	10

16.	COUNTERPARTS	10

This Consulting Service Agreement (the “Agreement”) is entered into by and between the following parties:

(1)
Wuhan Blower Co., Ltd., a company duly incorporated under the laws of the People’s Republic of China with the registration address at Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Jiangxia District, Wuhan, Hubei Province, People’s Republic of China (the “Borrower”); and

(2)
Standard Chartered Corporate Advisory Co. (Beijing), Ltd., a company duly incorporated under the laws of People’s Republic of China with the registration address at Level 12 No.6, Podium Level Tower W2, The Towers, Oriental Plaza No.1, East Chang An Avenue, Dong Cheng District, Beijing, People’s Republic of China ( the “Advisor”).

Each party is referred as a “Party” and collectively as the “Parties.”

Whereas:

(1)
An agreement (the “Loan Agreement”) for a loan facility of up to RMB 303,100,000 was entered into on November 11, 2009, by and among Standard Chartered Bank (China) Limited, Guangzhou Branch (“Standard Chartered Bank”) together with other banks or financial institutions listed therein (collectively as the “Bank”), acting as the common lender, and Wuhan Blower Co., Ltd., Wuhan Generating Equipment Co., Ltd. and Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd. (collectively as the “Borrower”), in which Standard Chartered Bank served as the facility agent and security agent.

(2)	The Borrower desires to get related advisory services regarding the financing arrangement as specified in the Loan Agreement.

(3)	The Advisor desires to provide such kind of service in according to the following terms and conditions.

The Parties agree as follows:

1.	SERVICE

1.1
The Advisor hereby agrees to provide the related business and management consulting service regarding the loan arrangement under the Loan Agreement, and any other related services which are agreed by the Parties in the form of written amendment from time to time (collectively as the “Service”).

2.	UNDERTAKINGS OF BORROWER

2.1
The Borrower hereby undertakes that it will provide the related documentations and other information upon the reasonable request by the Advisor and communicate and coordinate with the Advisor so that the Advisor can provide the Service.

3.	ADVISORY FEE

During the Term of this Agreement, in consideration for the Service provided, the Borrower shall pay the Advisor RMB 24,248,000, which is equivalent to 8% of the loan amount under the Loan Agreement (the “Business Consulting Fee”). The payment methods for the Business Consulting Fee are as follows:

3.1.1
Pay the Advisor the amount equivalent to 0.5% of the amount of the loan amount under Loan Agreement, that being RMB 1,515,500, on the closing day under the Loan Agreement or the execution date of the financing document, whichever is earlier.

3.1.2	Pay the Advisor the amount equivalent to 7.5% of the first financing drawdown amount, that being RMB 15,870,000, on the first drawdown date under the Loan Agreement.

3.1.3	Pay the Advisor the amount equivalent to 7.5% of the second financing drawdown amount, that being RMB 6,862,500, on the second drawdown date under the Loan Agreement.

3.2	Any advisory fee paid under Section 3.1 shall not be refunded even if this Agreement or the Loan Agreement is terminated earlier.

3.3
The Borrower shall pay the Advisor annual management consulting fee (the “Management Consulting Fee”), from the date of the execution of the Loan Agreement to the scheduled maturity date of the loan under the Loan Agreement or 365 days after all the loan are repaid, whichever is later (the “Payment Term for the Management Consulting Fee”). The methods of calculation and payment are as follows:

3.3.1
Management Consulting Fee shall be calculated as 1% of net total sales increase in the corresponding year from the previous year’s sales, and 2009 shall be the base year to calculate the following year’s annual sales increase.

3.3.2
Total sales shall be total revenue, which appear on the Borrower’s audited consolidated financial report at the end of each year during the Payment Term for the Management Consulting Fee, including all the revenues the Borrower achieved by production or service in the year before the direct cost and expenses are deducted.

3.3.3
The advisory fee shall be paid within 15 business days after the issuance of the audited report by the Borrower for the corresponding year, together with the breakdown of calculation for such amount is provided.

3.4
All the payments for the Business Consulting Fee and Management Consulting Fee shall be the net amount. The Borrower agrees to bear all the deduction or withholding expense that may be imposed by the relevant laws or regulations to the subject payments and shall not deduct such amount from the service fee to ensure that the Advisor will receive the full amount of payments pursuant to the Article 3.

3.5	The Advisor shall provide the Borrower an invoice within 5 business days after the Borrower pays the relevant fees hereunder to the Advisor.

4.	TERM AND TERMINATION

4.1
Unless the Loan Agreement is terminated or this Agreement is terminated earlier according to this Article thereof, this Agreement shall be effective upon the execution and remain valid until each Party has fully performed its obligation hereunder.

4.2
Notwithstanding Article 4.1, if the Borrower breaches any agreements under the Loan Agreement, the Advisor shall have the right to terminate this Agreement in writing immediately, and request Borrower to pay any due Business Consulting Fee and Management Consulting Fee.

4.3
The termination of this Agreement shall not affect the validity or enforceability of any right or obligation that arises from the Agreement before the date of such termination, including but not limited to any right or obligation related to the breach of the Agreement which results in the termination.

4.4
In the event that the representative of the Advisor is hindered or prevented by the Borrower or any of its officer, employee or agent from assuming the obligation or providing the Service under this Agreement, the Advisor shall immediately notify the Borrower of such situation in writing. The Borrower shall not request the Advisor to fulfill its responsibility and obligation under this Agreement before the correction of such situation.

5.	CONFIDENTIALITY

5.1
Both Parties agree to keep confidential all the files, documents, correspondence or other kind of communication in relating to the business or technology (the “Confidential Information”), which were acquired or received during the negotiation or execution of this Agreement or for the purpose of performing the obligation under this Agreement, except as follows:

5.1.1	Information in the public domain at the time of disclosure through no fault of either Party hereto; and

5.1.2	Information in lawful possession of the Party prior to its first receipt from the discloser.

5.2	Each party (the “Disclosing Party”) shall not disclose the Confidential Information except as each of the following condition:

5.2.1	Required by the applicable law or by the order of the court of competent jurisdiction or the order of arbitration court, subject to the content and extent as required; or

5.2.2	Required by the competent regulatory authority or governmental body.

5.3	The Advisor shall ensure that the Confidential Information is kept confidential and the Borrower consents that the Advisor is entitled to disclose the Confidential Information to:

5.3.1
Advisor’s holding companies, each of its subsidiaries and each subsidiary, associate or representative office of each of the holding companies, and branch offices in any country or region (the “Permitted Party”);

5.3.2	the professional consultants or service providers engaged by the Permitted Party, who owe the confidentiality obligation to the Permitted Party;

5.3.3
Actual or potential participants or sub-participants, assignee or surrogates (or their agents or consultants), who are related to the rights and/or obligation of the Bank under any agreement between the Borrower and the Bank; and

5.3.4	the credit rating agency, insurers and insurance brokers of the Permitted Party, or the other third party who, directly or indirectly, provides credit protection to the Permitted Party.

5.4
Notwithstanding the forgoing Article 5, both Parties are entitled to disclose the Confidential Information to its legal counsel, accountant or other professional agencies, and to their respective officer or senior employee.

5.5	Article 5 shall survive and remain effective after the expiration or termination of this Agreement.

6.	FORCE MAJEURE

6.1
Either Party’s (hereinafter “Affected Party”) delay or failure in performing any obligation under this agreement due to any Force Majeure shall not be deemed as breach of any article of the Agreement or to be held liable for any legal liability, and this Agreement shall be extended accordingly for the Affected Party to complete its obligation. For the purpose of this article, “Force Majeure” means unforeseeable and unavoidable causes beyond the reasonable control, including but not limited to, floods, earthquakes, storms, typhoons, landslides, epidemics or other natural disasters or tragedies, wars or war threats, terrorist attacks, civil commotion, invasion, riots, insurrection, any act or omission by the government of competent jurisdiction, any violation of the articles hereunder or default or insolvency by any third party, or non third party which is in the same group with the Affected Party, or by the employee or officers of the foresaid third party.

6.2
The Affected Party claiming Force Majeure shall notify the other party of the nature, scope and possible duration of the Force Majeure event or circumstance, and make all necessary efforts to eliminate or reduce the adverse effects posed by such Force Majeure on the fulfilment of the obligation hereunder. Whether to extend the period of or terminate this Agreement shall be mutually agreed in writing by the Parties within 5 business days after the receipt of the foregoing notice.

7.	ENTIRE AGREEMENT

7.1
This Agreement and every and each documentation referred hereto shall constitute the entire and all understanding and agreement between the Parties and supersede any other previous or existing written or arrangements, agreements, covenants, undertakings, declaration or memorandum with respect to the subject matter made by the Parties.

8.	AMENDMENT

8.1	Any amendment or modification to this Agreement shall be made in writing and be effective upon signing by each Party.

9.	NOTICE

9.1	All necessary or authorization notices required by or in connection with this Agreement shall be prepared in writing in Chinese.

9.2
All aforementioned notices shall be delivered to the address as specified in Article 9.4 hereof or mailed to the recipients as specified in Article 9.4 hereof. Notices may be delivered by hand, mailed by certified or registered mail, by a recognized courier service or by facsimile.

9.3
Notice shall be deemed as given: on the day when arrived at the recipient’s address if the notice is mailed by certified or registered mail or courier; on the date of the facsimile according the transmission success report if the notice is given by facsimile; if the fax is made after 5:30 pm (local time of the recipient’s place) during normal business day or if on Saturday, Sunday or the public holiday (according to the jurisdiction of the recipient), the notice is deemed given at 9 am on the next business day.

9.4	For the purpose of the Article 9 and subject to Article 9.5 herein, the address and other detail information for each Party shall be as follows:

For the Borrower:
Address: Canglongdao Science Park of Wuhan East Lake Hi-Tech
Development Zone, Wuhan, Hubei 430200, People’s Republic of China
Tel. No.: 027-59700059
Attention: Mr. Xu Jie

For the Advisor:
Address: Level 7 No. 709, Tower C1, Oriental Plaza, No.1, East Chang An
Avenue, Dong Cheng District Beijing, People’s Republic of China
Tel. No.: 010-59133833
Attention: Yang Hui

9.5	Any party hereto may from time to time change its address, fax number or recipient and notify the other Party of such change.

10.	ASSIGNMENT

Neither of the Parties hereto shall assign nor transfer any rights or obligation under this Agreement to any third party without prior mutual written consent of the both Parties.

11.	GOVERNING LAW

11.1	This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

12.	DISPUTE RESOLUTION

12.1	Any and all dispute arising from the interpretation or enforcement of this Agreement shall first be settled through friendly negotiation.

12.2
Either party hereby irrevocably consent to submit to the jurisdiction of the Court where the Advisor is located any dispute arising out of or in connection with this Agreement which can not be solved within sixty (60) days commencing from the date of the negotiation. For the foresaid purpose, both Parties are hereby irrevocably subject to the competent jurisdiction of the said courts.

12.3
The Borrower hereby irrevocably and unconditionally waives any immunity to which the Borrower or its property is entitled, regardless whether such immunity is any indemnification or sovereign immunity or other similar kind that is applicable in the People’s Republic of China or the other countries or regions.

13.	HEADINGS

13.1	The headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for the purpose of understanding or interpretation of any articles hereof.

14.	WAIVER

14.1
Except otherwise expressly stipulated, failure or delay by either Party to enforce any of the rights under this Agreement shall not be taken as or deemed to be a waiver of such right; no partial exercise of any right hereunder shall be deemed to impair further exercise of such right thereafter. No waiver by either Party of any default with respect to any article or provision of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any right under the above article or provision or any other right under this Agreement.

15.	SEVERABILITY

15.1
If any article of this Agreement, for any reason, is determined by the applicable law or regulations to be invalid, illegal or unenforceable in any respect, such article shall not affect or impair the validity, legitimacy and enforceability of any other article of this Agreement in any manner, which shall remain in full force and effect. The parties shall use their best efforts to substitute such article with a valid, legitimate and enforceable one, the intent of which shall be as close as to the original article.

16.	COUNTERPARTS

16.1	This Agreement is executed in duplicate originals in Chinese, each held by both parties.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year undersigned.

Wuhan Blower Co., Ltd.      (Corporate Chop)
Authorized Representative Signature: /s/ Xu Jie
Name: Mr. Xu Jie
Date of Signature: November 11, 2009

Standard Chartered Corporate Advisory Co. (Beijing), Ltd.    (Corporate Chop)
Authorized Representative Signature: /s/ Sun Yonghong
Name: Sun Yonghong
Date of Signature: November 11, 2009